UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 17, 2016

Enstar Group Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 17, 2016, Enstar Group Limited (“Enstar”), through one of its subsidiaries, entered into an agreement with Allianz SE (“Allianz”) to reinsure portfolios of Allianz’s U.S. run-off business.

Pursuant to the reinsurance agreement, Enstar’s subsidiary will reinsure 50% of certain portfolios of workers’ compensation, construction defect, and asbestos, pollution and toxic tort business originally held by Fireman’s Fund Insurance Company, and in the process will assume net reinsurance reserves of approximately $1.1 billion. Affiliates of Allianz will retain approximately $1.1 billion of reinsurance premium as funds withheld collateral for the obligations of Enstar’s subsidiary under the reinsurance agreement and Enstar will transfer approximately $110 million to a reinsurance collateral trust to further support its subsidiary’s obligations. Enstar has also provided a limited parental guarantee of its subsidiary’s obligations under the reinsurance agreement, which is subject to a maximum cap. The combined monetary total of the support offered by Enstar through the trust and the parental guarantee will initially be capped at $270 million. Consummation of the transaction is subject to final regulatory approval.

In addition, subsidiaries of Enstar entered into a consulting agreement with San Francisco Reinsurance Company, an affiliate of Allianz, with respect to the entire $2.2 billion portfolio, including the 50% share retained by affiliates of Allianz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: February 18, 2016	By:	/s/ Mark Smith
Mark Smith
Chief Financial Officer